Exhibit 99.1

Ayala Pharmaceuticals Announces Completion of Sale of AL102 to Immunome

MONMOUTH JUNCTION, NJ, March 26, 2024 – Ayala Pharmaceuticals, Inc. (OTCQX: ADXS), a clinical-stage oncology company, today announced the completion of the previously announced sale of AL102, and related drug candidate AL101, to Immunome, Inc. (Nasdaq: IMNM).

As per the terms of the sale, Ayala received from Immunome $20 million in cash and 2,175,489 shares of Immunome common stock, and Immunome assumed specified liabilities related to AL102.  Ayala may also receive up to an additional $37.5 million in development and commercial milestone payments.

“We are pleased that AL102 will now be advanced by the highly experienced team at Immunome,” said Ken Berlin, President and CEO of Ayala Pharmaceuticals. “I am deeply grateful to the team at Ayala for the work they have done over the last several years to assemble compelling clinical data and reach this point.”

A.G.P./Alliance Global Partners acted as strategic advisor to Ayala Pharmaceuticals, Inc. in connection with the transaction.

About Ayala Pharmaceuticals, Inc.
Ayala Pharmaceuticals, Inc. is a clinical-stage oncology company with expertise in developing small molecule therapeutics for rare tumors and aggressive cancers. Following the completed sale of AL102, an oral gamma secretase inhibitor in Phase 3 clinical development, and AL 101 to Immunome, Inc., Ayala’s clinical assets include aspacytarabine (BST-236), a novel proprietary anti-metabolite for first line treatment in unfit acute myeloid leukemia (AML).  For more information, visit www.ayalapharma.com.

Cautionary Statement Regarding Forward-Looking Statements

The statement contained in this release that Ayala may receive up to $37.5 million after the consummation of the sale of AL 102 to Immunome upon the achievement of certain development and commercial milestones may be considered a forward-looking statement, as such involving a number of risks and uncertainties. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation, risks and uncertainties related to: the potential benefit of the sale to Immunome and whether the milestones relating to such potential payments will be realized, which will depend on factors such as Immunome’s ability to grow and successfully execute on its business plan, including the development and commercialization of the AL101 and AL102 programs.  Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Ayala Pharmaceuticals:
+1-857-444-0553
info@ayalapharma.com

Ayala Media:
Tim McCarthy
LifeSci Advisors, LLC
tim@lifesciadvisors.com
917-679-9282

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